EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                        STATE OF                   PERCENTAGE
         NAME                        INCORPORATION                OF OWNERSHIP
         ----                       ---------------               ------------
The Ohio Valley Bank Company            Ohio                          100%

Loan Central, Inc.                      Ohio                          100%

Ohio Valley Financial Services
  Agency, LLC                           Ohio                          100%

Ohio Valley Statutory Trust I           Connecticut                   100%

Ohio Valley Statutory Trust III         Delaware                      100%